Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

NRG YIELD, INC.

(originally incorporated on December 20, 2012
under the name NRG Yieldco, Inc.)

This Restated Certificate of Incorporation (this “Certificate”), which only restates and integrates but does not further amend the provisions of the Second Amended and Restated Certificate of Incorporation, was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (“DGCL”).  The Certificate of Incorporation of the Corporation is hereby restated in its entirety as follows:

ARTICLE ONE

The name of the Corporation is NRG Yield, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

Section 1.                                           Stock Split.  Immediately upon the filing of the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, and without any further action on the part of the Corporation or any stockholder, a stock split of this Corporation’s outstanding Class A Common Stock and Class B Common Stock (as defined below) shall be effected whereby (i) each share of issued and outstanding Class A Common Stock shall be reconstituted and become one share of Class A Common Stock and one share of Class C Common Stock and (ii) each share of issued and outstanding Class B Common Stock shall be reconstituted and become one share of Class B Common Stock and one share of Class D Common Stock (the “Stock Split”). Following the Stock Split, (i) each record holder of a certificate evidencing Class A Common Stock shall be deemed to be the holder of record of the number of shares of Class A Common Stock and Class C Common Stock as effected by the Stock Split and (ii) each record holder of a certificate evidencing Class B Common Stock shall be deemed to be the holder of record of the number of shares of Class B Common Stock and Class D Common Stock as effected by the Stock Split, notwithstanding that the certificates representing such shares of Class A Common Stock or Class B Common Stock, respectively, shall not have been surrendered at the office of the Corporation. The Corporation shall, upon request of each record holder of a certificate representing Class A Common Stock or Class B Common Stock, issue and deliver to such holder in exchange for such certificate a new certificate representing the number of shares of Class A Common Stock and Class C Common Stock or Class B Common Stock and Class D Common Stock, respectively, to which such holder is entitled after giving effect to the Stock Split. All further references to numbers of shares and all further amounts stated on a per share basis contained in the Second Amended and Restated Certificate of Incorporation are referenced and stated after giving effect to the Stock Split.

Section 2.                                           Authorized Shares.  The total number of shares of capital stock which the Corporation has authority to issue is 3,010,000,000 shares, consisting of:

(a)                                 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”);

(b)                                 500,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”);

(c)                                  500,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”);

(d)                                 1,000,000,000 shares of Class C Common Stock, par value $0.01 per share (“Class C Common Stock”); and

(e)                                  1,000,000,000 shares of Class D Common Stock, par value $0.01 per share (“Class D Common Stock” and, together with the Class A Common Stock, the Class B Common Stock, and the Class C Common Stock, the “Common Stock”).

Section 3.                                           Preferred Stock.  The Preferred Stock may be issued from time to time and in one or more series.  By resolution adopted by the affirmative vote of at least a majority of the total number of directors then in office, the board of directors of the Corporation (the “Board of Directors”) is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors adopted by the affirmative vote of at least a majority of the total number of directors then in office, originally fixing the number of shares constituting any series of Preferred Stock to increase or decrease (but not below the number of shares of any such series of Preferred Stock, then outstanding) the number of shares of any such series of Preferred Stock and to fix the number of shares of any series of Preferred Stock.  In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions granted to or imposed upon, any such series of Preferred Stock may be made dependent upon facts ascertainable outside the resolutions or resolutions providing for the issue of such Preferred Stock, adopted by the affirmative vote of at least a majority of the total number of directors then in office, provided that the manner in which such facts shall operate upon the powers, preferences and rights of, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  Any of the powers, preferences and rights of, and the qualifications, limitations and restrictions granted to or imposed upon, such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the affirmative vote of at least a majority of the total number of directors then in office.

Section 4.                                           Common Stock.

(a)                                 Voting Rights.  Except as otherwise provided by the DGCL or this Certificate, and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock.  Holders of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall vote together as a single class on all matters presented to the stockholders of the Corporation for their approval or vote.  Each holder of Class A Common Stock and Class B Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.  Each holder of Class C Common Stock and Class D Common Stock shall have 1/100th of one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.

(b)                                 Dividends and Other Distributions.

(i)                                     Subject to the rights of holders of any series of Preferred Stock, the holders of Class A Common Stock and Class C Common Stock shall share ratably in all dividends as may from time to time be declared by the Board of Directors in respect of the Common Stock out of the assets of the Corporation legally available for the payment thereof at such times and in such amounts as the Board of Directors in its discretion shall determine.

(ii)                                  Except as provided in clause (b)(iii) below with respect to stock dividends, dividends and other distributions of cash or property may not be declared or paid on the Class B Common Stock or Class D Common Stock.

(iii)                               In no event will any stock dividends, stock splits, reverse stock splits, combinations of stock, reclassifications or recapitalizations be declared or made on any of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock or the Class D Common Stock, unless contemporaneously therewith, the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock at the time outstanding are treated in the same proportion and the same manner.  Stock dividends with respect to Class B Common Stock may only be paid with Class B Common Stock.  Stock dividends with respect to Class D Common Stock may only be paid with Class D Common Stock.

(c)                                  Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock and Class C Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock and Class C Common Stock held by each such stockholder.  Except as otherwise provided in this Article FOUR and except for their right to receive payment for the par value of their shares of Class B Common Stock and Class D Common Stock, the holders of shares of Class B Common Stock and Class D Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)                                 Retirement of Class B Common Stock and Class D Common Stock.  In the event that, pursuant to that certain Amended and Restated Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), by and among NRG Energy, Inc., a Delaware corporation (“NRG”), NRG Yield LLC, a Delaware limited liability company (“Yield LLC”) and the Corporation, NRG or its permitted transferees or assignees exchange a Class B unit of Yield LLC for a share of Class A Common Stock or Class D unit of Yield LLC for a share of Class C Common Stock, an equivalent number of outstanding shares of Class B Common Stock or Class D Common Stock, respectively, shall be subject to mandatory redemption at a price per share equal to its per share par value and thereupon shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock or Class D Common Stock, as applicable, or other series of stock of the Corporation be cancelled and retired.

(e)                                  Preemptive Rights.  Except as otherwise provided in this Article FOUR, no holder of Common Stock shall have any preemptive, conversion or other rights to subscribe for additional shares with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation, whether now or hereafter authorized.

(f)                                   Equal Status. Except as expressly provided in this Article FOUR, Class C Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects to the Class A Common Stock as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation or other business combination of the Corporation requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class C Common Stock shall receive the same amount and form of consideration, if any, on a per share basis as the consideration, if any, received by holders of the Class A Common Stock in connection with such merger, consolidation or combination (provided that if holders of Class A Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such merger, consolidation or combination with respect to their shares of Class A Common Stock, the holders of Class C Common Stock shall be entitled to make the same election as to their shares of Class C Common Stock), and (ii) in the event of (x) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party or (y) any tender or exchange offer or any other redemption or repurchase by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer or other repurchase, the holders of the Class C Common Stock shall receive the same amount and form of consideration on a per share basis as the holders of the Class A Common Stock (provided that if holders of Class A Common Stock are entitled to make an election as to the amount or form of consideration such holders shall receive in any such tender or exchange offer or other repurchase with respect to their shares of Class A Common Stock, the holders of Class C Capital Stock shall be entitled to make the same election as to their shares of Class C Capital Stock).

Section 5.                                           Restrictions on Transfer.

(a)                                 Restricted Transfers.  Except through a Secondary Market Transaction, no person shall purchase or otherwise acquire (whether through the conversion or exchange of securities convertible into shares of Class A Common Stock or Class C Common Stock or otherwise), and no stockholder of the Corporation shall transfer to any person, shares of Class A Common Stock or Class C Common Stock such that, after giving effect to such purchase, acquisition or other transfer (a “Restricted Transfer”), the transferee, together with its PUHCA Affiliates, would beneficially own, control and/or hold with power to vote sufficient Class A Common Stock and Class C Common Stock to convey Utility Control without the prior written consent of the Board of Directors.

(b)                                 Purported Transfer in Violation of Restrictions.  Unless the approval of the Board of Directors is obtained with respect to a Restricted Transfer, such purported Restricted Transfer shall not be effective to transfer record, beneficial, legal or any other ownership of such Common Stock, and the transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to the Class A Common Stock or the Class C Common Stock purported to be purchased, acquired or transferred in the Restricted Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto).

(c)                                  Certain Definitions.  For purposes of this Section 5 of Article FOUR:

“PUHCA Affiliate” means any person that is an “affiliate” or “associate company” (as such terms are defined in the Public Utility Holding Company Act of 2005 or regulations thereunder) of another person.

“Secondary Market Transaction” means a purchase or sale of Class A Common Stock or Class C Common Stock by a third-party investor (i) occurring while the Class A Common Stock or Class C Common Stock, as applicable, is publicly-traded, (ii) to which neither the Corporation nor any of its subsidiaries is a party, (iii) over which neither the Corporation nor any of its subsidiaries has control, and (iv) of which neither the Corporation nor any of its subsidiaries would, in the ordinary course, have prior notice.  A Secondary Market Transaction does not include, among other things, any reacquisition of Class A Common Stock or Class C Common Stock by the Corporation.

“Utility Control” means the power to direct or cause the direction of the management and policies of a Yield Public Utility and shall be deemed to exist if a person and its PUHCA Affiliates directly and/or indirectly own, control and/or hold with power to vote 10% or more of the outstanding voting securities of such Yield Public Utility.  The percentage of voting securities of a Yield Public Utility directly and/or indirectly owned, controlled and/or held with power to vote by a person and its PUHCA Affiliates shall be equal to the sum of: (i) the number of shares of Class A Common Stock and one one-hundredth (1/100th) of the number of shares of Class C Common Stock owned, controlled and/or held with power to vote by such person and its

PUHCA Affiliates divided by the total number of shares of Class A Common Stock and Class B Common Stock then outstanding plus one one-hundredth (1/100th) of the total number of shares of Class C Common Stock and Class D Common Stock then outstanding multiplied by the percentage interest in the Yield Public Utility directly and/or indirectly owned, controlled and/or held with power to vote by the Corporation, plus (ii) the aggregate percentage of outstanding NRG voting securities owned, controlled or held with power to vote by such person and its PUHCA Affiliates multiplied by the percentage interest in the Yield Public Utility directly or indirectly owned, controlled and/or held with power to vote by NRG (including, but not limited to, those held through its voting interests in the Corporation), plus (iii) the percentage of the Yield Public Utility’s outstanding voting securities owned, controlled and/or held with power to vote by such person and its PUHCA Affiliates other than through ownership interests in the Corporation or NRG.  The calculation is expressed in the following formula:

[(ACP / ATotal + BTotal + CTotal + DTotal) * YPUY ] + [(NRGP / NRGTotal) * YPUNRG] + YPUP

WHERE:

ACP = the sum of (i) the number of shares of Class A Common Stock owned, controlled and/or held with power to vote by such person and its PUHCA Affiliates, plus (ii) the number of shares of Class C Common Stock owned, controlled and/or held with power to vote by such person and its PUHCA Affiliates divided by one hundred (100).

ATotal = the total number of shares of Class A Common Stock outstanding.

BTotal = the total number of shares of Class B Common Stock outstanding.

CTotal = the total number of shares of Class C Common Stock outstanding divided by one hundred (100).

DTotal = the total number of shares of Class D Common Stock outstanding divided by one hundred (100).

NRGP = the number of voting shares owned, controlled and/or held with power to vote by such person and its PUHCA Affiliates in NRG.

NRGTotal = the total number of voting shares of NRG outstanding.

YPUY = the percentage of the voting interests of a Yield Public Utility directly and/or indirectly owned, controlled and/or held with power to vote by the Corporation.

YPUNRG = the percentage of the voting interests of a Yield Public Utility directly and/or indirectly owned, controlled and/or held with power to vote by NRG.

YPUP = the percentage of the voting interests of a Yield Public Utility directly and/or indirectly owned, controlled and/or held with power to vote by such person other than through interests in the Corporation or NRG.

“Yield Public Utility” means any direct or indirect subsidiary of Yield LLC that is a “public utility” (as that term is defined in the Federal Power Act).

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Except as provided by this Certificate and any duly authorized certificate of designation of any series of Preferred Stock, each director shall be elected by the vote of a plurality of the votes entitled to be cast by all shares of Common Stock entitled to vote on the election of directors voting as a single class and represented in person or by proxy at any meeting for the election of directors at which a quorum is present.

ARTICLE SEVEN

Section 1.                                           Board of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation (as amended and restated, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.                                           Number of Directors.  Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall have no more than sixteen (16) nor less than three (3) members, with the exact number of directors constituting the full board to be determined from time to time by the affirmative vote of a majority of the total number of directors then in office.  Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from an increase in the size of the Board of Directors may be filled by the affirmative vote of a majority of the total number of directors then in office, although less than quorum, at any meeting of the Board of Directors.  Each director shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.  Nothing in this Certificate shall preclude a director from serving consecutive terms.  Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE EIGHT

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws by the affirmative vote of a majority of the total number of directors then in office in addition to any other vote otherwise required by law.

ARTICLE NINE

Section 1.                                           Indemnification; Limitation of Liability.

(a)                                 To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, and except as otherwise provided in the Bylaws, (i) no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders; and (ii) the Corporation shall indemnify its officers and directors.

(b)                                 Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act, omission or condition existing or event or circumstance occurring prior to the time of such repeal or modification.

ARTICLE TEN

Section 1.                                           Removal of Directors.  Subject to the rights, if any, of the holders of any series of Preferred Stock to remove directors (with or without cause) and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock), no director may be removed from office with or without cause except by the affirmative vote of the holders of a majority of the votes entitled to be cast by all shares of Common Stock then outstanding voting as a single class.  Notwithstanding the foregoing, if the holders of any class or series of capital stock are entitled by the provisions of this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock) to elect one or more directors, such director or directors so elected may be removed with or without cause by the vote of the holders of a majority of the votes entitled to be cast by all outstanding shares of that class or series entitled to vote.

Section 2.                                           Vacancies in the Board of Directors.  Subject to the rights of the holders of any series of Preferred Stock to remove directors and fill the vacancies thereby created (as specified in any duly authorized certificate of designation of any series of Preferred Stock) and subject to Section 2 of Article SEVEN, vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors.  A person so elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

ARTICLE ELEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE TWELVE

Subject to the rights of holders of any series of Preferred Stock to act by written consent as specified in any duly authorized certificate of designation of any series of Preferred Stock, the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied.  Except as otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

ARTICLE THIRTEEN

Section 1.                                           Competition and Corporate Opportunities.  To the extent provided in the following paragraphs, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any Dual Opportunity presented to NRG or its Affiliated Entities or to a Dual Role Person.

(a)                                 In the event that NRG and its Affiliated Companies acquire knowledge of a potential transaction or matter which may be a Dual Opportunity, neither the Corporation nor any of its Affiliated Companies shall, to the fullest extent permitted by law, have any expectancy in such Dual Opportunity.  NRG and its Affiliated Companies shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies, or refrain from engaging directly or indirectly in, any Dual Opportunity, and may pursue or acquire such Dual Opportunity for themselves or direct such Dual Opportunity to another Person.

(b)                                 A Dual Role Person (i) shall have no duty to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to NRG or its Affiliated Companies, (ii) shall not be prohibited from communicating or offering any Dual Opportunity to NRG or its Affiliated Companies, and (iii) shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation, as the case may be, resulting from (x) the failure to communicate or offer to the Corporation or any of its Affiliated Companies any Dual Opportunity that such Dual Role Person has communicated or offered to NRG or its Affiliated Companies or (y) the communication or offer to NRG or its Affiliated Companies of any Dual Opportunity, in each case, so long as the Dual Opportunity was not expressly offered in writing to the Dual Role Person solely in his or her capacity as a director or officer of the Corporation.

Section 2.                                           Certain Matters Deemed not Corporate Opportunities.  In addition to and notwithstanding the foregoing provisions of this Article THIRTEEN, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliated Companies in, or in being offered an opportunity to participate in, any business opportunity that (i) the Corporation is not financially able or contractually permitted or legally able to undertake, (ii) is not in the Corporation’s line of business, (iii) is of no practical advantage to the Corporation, and (iv) in which the Corporation has no interest or reasonable expectancy.  Moreover, nothing in this Article THIRTEEN shall amend or modify in any respect any written contractual agreement between NRG or its Affiliated Companies, on the one hand, and the Corporation or any of its Affiliated Companies, on the other hand.

Section 3.                                           Certain Definitions.  For purposes of this Article THIRTEEN and Article FIFTEEN:

“Affiliated Company” means (i) with respect to the Corporation, any Person controlled by the Corporation, (ii) with respect to NRG, any Person controlled by NRG, other than the Corporation.  For purposes of this definition “is controlled by” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Dual Opportunity” means any potential transaction or matter within the same or similar business activities or related lines of business as those in which the Corporation or any of its Affiliated Companies may engage, and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, participates or which may be a corporate opportunity for the Corporation or any of its Affiliated Companies, on the one hand, and for NRG and its Affiliated Companies, on the other hand.

“Dual Role Person” means any individual who is an officer or director of both the Corporation and NRG.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

Section 4.                                           Termination.  The provisions of this Article THIRTEEN shall have no further force or effect at such time as (i) the Corporation and NRG are no longer affiliates of each other and (ii) none of the directors and/or officers of NRG serve as directors and/or officers of the Corporation and its Affiliated Companies; provided, however, that any such termination shall not terminate the effect of such provisions with respect to any agreement, arrangement or other understanding between the Corporation or an Affiliated Company thereof, on the one hand, and NRG or an Affiliated Company thereof, on the other hand, that was entered into before such time or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

Section 5.                                           Deemed Notice.  Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article THIRTEEN.

Section 6.                                           Severability.  The invalidity or unenforceability of any particular provision, or part of any provision, of this Article THIRTEEN shall not affect the other provisions or parts hereof, and this Article THIRTEEN shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

ARTICLE FOURTEEN

Notwithstanding any other provisions of this Certificate or any provisions of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate (including any duly authorized certificate of designation of any series of Preferred Stock), the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all of the then outstanding shares of the Corporation eligible to be cast in the election of directors generally voting as a single class shall be required to alter, amend or repeal Section 2 of ARTICLE FOUR hereof, ARTICLE EIGHT hereof, ARTICLE NINE hereof, Section 2 of ARTICLE TEN hereof, ARTICLES TWELVE and THIRTEEN hereof, this ARTICLE FOURTEEN, or ARTICLE FIFTEEN hereof or any provision thereof or hereof.

ARTICLE FIFTEEN

The Corporation hereby elects not to be governed by Section 203 of the DGCL until such time as NRG and its Affiliated Companies cease to beneficially own at least 5% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors voting together as a single class, whereupon the Corporation shall immediately and automatically, without further action on the part of the Corporation or any holder of stock of the Corporation become governed by Section 203 of the DGCL.

ARTICLE SIXTEEN

The Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL, this Certificate (as may be amended, altered, changed or repealed) or the Bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.  If any provision or provisions of this Article SIXTEEN shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article SIXTEEN (including, without limitation, each portion of any sentence of this Article SIXTEEN containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the

Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE SIXTEEN.

ARTICLE SEVENTEEN

Except as expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors or any other person herein are granted subject to this reservation.

* * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by the undersigned authorized officer this 2nd day of May, 2016.

NRG Yield, Inc.,
a Delaware corporation

By:	/s/ Brian Curci
Name:	Brian Curci
Title:	Corporate Secretary